EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Release

Capitol Bancorp Declares 57th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX: Oct. 25, 2006: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 57th consecutive quarterly cash dividend at $0.25 per common share, consistent with last quarter’s dividend and a 32 percent increase over the $0.19 dividend paid in the same period in 2005. The dividend is payable December 1, 2006, to shareholders of record as of November 8, 2006.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the dividend payment reflects the Corporation’s commitment to deliver shareholder value while continuing its disciplined expansion plan. “We are expanding our geographic footprint by opening de novo banks in states new to our community bank network while addressing opportunities wherever we find the management talent that understands and can deliver on the value of the traditional community bank model,” said Reid.

Thus far in 2006, the Corporation has added eight new community banks to its network, and development efforts currently are underway in several states including California, Colorado, Ohio, Texas and Washington.

The dividend declaration follows Capitol Bancorp’s recent announcement of record third quarter 2006 earnings, approximating $10.8 million, an increase of 13 percent over earnings reported for the same period in 2005. Earnings per share of $0.68 and $0.66 on a basic and diluted basis, were also a record for the Corporation.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $3.9 billion national community bank development company, with a network of 49 separately chartered banks and bank operations in 14 states. It is the holder of the most individual bank charters in the country. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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